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                                                                    EXHIBIT 5.1




                                  212-450-4000



                                           March 21, 2002


Vale Overseas Limited
P.O. Box 908 GT, Walker House
Georgetown, Grand Cayman Cayman Islands

Companhia Vale do Rio Doce
Avenida Graca Aronha, 26
Rio de Janiero, RJ-Brazil
20005-900


Ladies and Gentlemen:

     We have acted as special counsel to Vale Overseas Limited, a Cayman Islands exempted company incorporated with limited liability (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its Series B 8.625% Enhanced Guaranteed Notes due 2007 (the "New Securities") for any and all of its outstanding Series A 8.625% Enhanced Guaranteed Notes due 2007 (the "Old Securities"). The New Securities are guaranteed by Companhia Vale do Rio Doce, a corporation (sociedade anonima) organized under the laws of the Federative Republic of Brazil (the "Guarantor"), in accordance with the terms of the Indenture and the First Supplemental Indenture thereto, each dated March 8, 2002 among the Company, the Guarantor and JPMorgan Chase Bank, as trustee.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

     Upon the basis of the foregoing, we are of the opinion that the New Securities, when duly authorized, executed, authenticated and delivered in exchange for the Old Securities in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company and the Guarantor enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and general principles of equity.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the
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reference to us under the captions "Material Tax Consequences of the Exchange
Offer" and "Validity of the New Notes" in the Prospectus contained in such Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that JPMorgan Chase Bank, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                         Very truly yours,

                                         /s/ Davis Polk & Wardwell











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